Exhibit 99.1

NEWS FROM ARDEN REALTY, INC.
FOR IMMEDIATE RELEASE

CONTACT:	Richard Davis (310) 966-2600

ARDEN REALTY INC., RENEWS ITS UNSECURED REVOLVING CREDIT FACILITY

July 7, 2005

LOS ANGELES—(BUSINESS WIRE)—Arden Realty, Inc. (NYSE:ARI), a Los Angeles-based office real estate investment trust, or REIT, announced today that its operating partnership has renewed its $310 million unsecured revolving credit facility which was scheduled to mature in April 2006. The new facility matures in April 2009 with the interest rate and facility fee subject to adjustment, based on the Company’s unsecured senior debt rating. Based on the Company’s current unsecured senior debt rating of BBB-/Baa3, the new facility bears interest at LIBOR plus 0.85% plus a 0.20% annual facility fee, representing a reduction of 0.05% from the previous facility. The facility has a one-year extension option and can be increased to $400 million.

Wells Fargo Bank arranged a syndicate of eight banks and acted as the Sole Lead Arranger and Administrative Agent for the facility. Deutsche Bank Trust Company, JP Morgan Chase Bank and Wachovia Bank, N.A. acted as Syndication Agents and PNC Bank acted as the Documentation agent. Other participants included AmSouth Bank, Lehman Commercial Paper, Inc. and U.S. Bank National Association.

Arden Realty, Inc. is a self-administered, self-managed REIT that owns, manages, leases, develops, renovates and acquires commercial office properties located in Southern California. Arden is the largest publicly traded office landlord in Southern California, with 121 properties, consisting of 198 buildings and approximately 19.2 million net rentable square feet of office space. For more information on the company, visit the Arden website at http://www.ardenrealty.com.

Statements in this press release which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, without limitation, the Company’s future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the availability and cost of capital for future investments, the Company’s ability to lease or re-lease space at current or anticipated rents, changes in the supply of and demand for the Company’s properties, changes in interest rate levels, risks associated with the development, acquisition or disposition of properties, competition within the industry, real estate and market conditions, and other risks detailed from time to time in the Company’s SEC filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.